As filed with the Securities and Exchange Commission on November 6, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUN MICROSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2805249
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4150 Network Circle

Santa Clara, California 95054

(650) 960-1300

(Address and telephone number of Registrant’s principal executive offices)

SUN MICROSYSTEMS, INC.

1990 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Jonathan I. Schwartz

Chief Executive Officer

Sun Microsystems, Inc.

4150 Network Circle

Santa Clara, California 95054

(650) 960-1300

(Name, address and telephone number of agent for service)

Copy of communications to:

Katharine A. Martin, Esq.

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.001 per share, issuable pursuant to the Sun Microsystems, Inc. 1990 Employee Stock Purchase Plan (Amended and Restated as of November 5, 2008) (the “Plan”) 57,000,000 shares	57,000,000	$4.76	$230,622,000	$9,063.44

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effectuated without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s Common Stock.
(2)	The Aggregate Offering Price was estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee and is the product of multiplying 57,000,0000 shares that are covered by this registration statement by 85% of $4.76, the average of high and low prices per share of the Registrant’s Common Stock on the NASDAQ Global Select Market as of November 5, 2008.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The documents listed below are incorporated by reference in the Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ending September 28, 2008;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on August 1, 2008, August 4, 2008 and September 2, 2008, except to the extent that information therein is furnished and not filed with the SEC; and

(d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on October 24, 1986, as amended.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters the securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 10 of the Restated Certificate of Incorporation of the Company provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Article VI of the Bylaws of the Company provides that the directors and officers of the Company shall be indemnified to the fullest extent permitted by the Delaware General Corporation Law. The directors and officers of the Company are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Company has entered into contracts with each of its directors and executive officers providing for indemnification of such persons by the Company to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits required to be filed as part of this registration statement are listed in the attached Exhibit Index.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, state of California on the November 6, 2008.

SUN MICROSYSTEMS, INC.

By:	/s/ Michael E. Lehman
Michael E. Lehman
Chief Financial Officer and Executive Vice President, Corporate Resources

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan I. Schwartz and Michael A. Dillon, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott G. McNealy (Scott G. McNealy)	Chairman of the Board of Directors	November 6, 2008

/s/ Jonathan I. Schwartz (Jonathan I. Schwartz)	Chief Executive Officer, President and Director (Principal Executive Officer)	November 6, 2008

/s/ Michael E. Lehman (Michael E. Lehman)	Chief Financial Officer and Executive Vice President, Corporate Resources (Principal Financial Officer)	November 6, 2008

/s/ V. Kalyani Chatterjee (V. Kalyani Chatterjee)	Vice President and Corporate Controller (Principal Accounting Officer)	November 6, 2008

/s/ James L. Barksdale (James L. Barksdale)	Director	November 6, 2008

/s/ Stephen M. Bennett (Stephen M. Bennett)	Director	November 6, 2008

/s/ Peter L.S. Currie (Peter L.S. Currie)	Director	November 6, 2008

/s/ Robert J. Finocchio, Jr. (Robert J. Finocchio, Jr.)	Director	November 6, 2008

/s/ James H. Greene, Jr. (James H. Greene, Jr.)	Director	November 6, 2008

/s/ Michael E. Marks (Michael E. Marks)	Director	November 6, 2008

/s/ Patricia E. Mitchell (Patricia E. Mitchell)	Director	November 6, 2008

/s/ M. Kenneth Oshman (M. Kenneth Oshman)	Director	November 6, 2008

/s/ P. Anthony Ridder (P. Anthony Ridder)	Director	November 6, 2008

EXHIBIT INDEX

Number	Description
4.1	Sun Microsystems, Inc. 1990 Employee Stock Purchase Plan, as amended and restated as of November 5, 2008

5.1	Opinion of Counsel

15.1	Letter re: Unaudited Interim Financial Statements

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (included in the Registration Statement under “Signatures”)